Exhibit 99.1



I.       NEWS RELEASE

ePHONE Telecom, Comdial & Array Telecom finalize agreement set to create a global IP network.

Herndon, VA - April 5, 2000 - ePHONE Telecom, Inc. (OTC:EPHO) announced today that the strategic alliance with Comdial Corporation (Nasdaq:CMDL) to create a worldwide network for Voice over the Internet has been finalized.

As a result of the agreement, ePHONE has made an initial payment to Comdial of $3 million for the fixed assets of Array Telecom and the transfer of Array's Herndon, Virginia facilities. The agreement creates an exclusive licensing agreement for all Voice over Internet Protocol (VoIP) technology developed by Array Telecom for a period of five years. During that period, ePHONE will make royalty payments to Comdial with an option to acquire the technology at the end of the period. Array Telecom, a wholly owned subsidiary of Comdial Corporation, is a developer of world class, award-winning IP telephony software and provides a full line of carrier class VoIP gateways.

ePHONE and Comdial entered into this renewable five-year strategic alliance for the purpose of building a global IP network and providing a full complement of telecommunications services, including phone-to-phone one-step dialing utilizing Array's patented "VoIP" technology. Under the terms of this strategic alliance, ePHONE will have full access to Comdial's distribution channel, which includes over 2,000 dealers worldwide to complement ePHONE's own distribution channel. ePHONE has an aggressive plan to establish itself as the premier provider of advanced telecommunications services and is planning to begin deployment of over 300 points of presence (POP's) immediately.

About ePHONE

ePHONE is a "next generation" global telecommunications carrier, poised to exploit the rapid advancement of Internet Telephony technology. ePHONE is building a worldwide Internet Protocol (IP) network, to deliver a wide range of telecommunications services. For additional information about ePHONE and its products, log on to http://www.ephonetel.com

About Comdial

Comdial Corporation is a provider of integrated communications solutions. The company designs, manufactures and markets digital switching systems and advanced software solutions for small and mid-sized organizations. Comdial also provides specialized communications solutions for computer telephony integration (CTI), hospitality, senior housing and real estate businesses. Comdial trades on the Nasdaq under the symbol "CMDL". For more information about Comdial and its products log on to http://www.comdial.com

About Array Telecom Corp.

Array Telecom Corp, a Comdial subsidiary, is a provider of carrier-class and enterprise IP telephony gateway products. For more information about Array Telecom, visit http://www.arraytel.com.

II.      FORWARD-LOOKING-STATEMENT

Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the development of the Internet as a commercial medium and carrier of telephony traffic, market acceptance risks, technological development risks, seasonality and other risk factors.

ePHONE Telecom, Inc.
Ben Langlais
Director, Investor Relations
888-799-3265
blanglais@ephonetel.com

Comdial Corporation
Cass English
Director, Investor Relations
804-978-2571
cenglish@comdial.com

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